Exhibit 10.3

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made and effective as November 15, 2018 (the “Effective Date”) between Independent Bank Corp. (the “Company”) and (“Director”).
In consideration of the promises, terms, and conditions set forth, the sufficiency of which is acknowledged, the Company and the Director agree as follows:

1.
If it is determined that the Company’s Deferred Compensation Program (Restated as Amended as of December 1, 2000) for non-employee directors (the “Program”), or any payment or distribution to the Director pursuant to the Program, does not comply with Section 409A of the Internal Revenue Code (the “Code”) and that such noncompliance causes the Director to incur additional taxes under Section 409A and interest and/or penalties (collectively, the “409A Tax”), then the Company shall make any payments to the Director (the “Payments”) that are necessary to provide the Director with the funds to pay the 409A Tax and any reasonable legal and accounting fees incurred by the Director to deal with the 409A Tax as well as any additional taxes, interest, and/or penalties, including additional 409A Tax, attributable to or resulting from the Payments.

2.
The intent of the parties is that the Company shall be responsible in full for, and shall indemnify and hold the Director harmless from, the 409A Tax, as well as any additional taxes, interest, and/or penalties, including additional 409A Tax, attributable to or resulting from the Payments.

3.
The Company shall make any Payments due under Section 4(a) and or due under Section 4(c) within ten (10) business days after the later of the following dates: (1) the date on which the determination of the Payments due thereunder is made by the outside accounting firm that prepares the Company’s tax returns (the “Accounting Firm”) or (2) the date on which the Director remits the 409A Tax to the taxing authority with respect to which the Payments are to be made (or to which they relate).

4.	The Company and the Director shall use the following procedure to determine Payments:

(a)
If the Company issues a corrected Form 1099 to the Director with respect to any payments or distributions to the Director under the Program and if the issuance of such corrected Form 1099 results in the Director being required to file amended income tax returns and pay additional taxes under Section 409A and interest and/or penalties, the Director will provide drafts of the amended tax returns to the Company for review and comment by the Accounting Firm at least 30 days prior to filing such returns and Director will make any reasonable revisions to such amended returns that the Accounting Firm recommends. The Accounting Firm shall determine the amount of any Payment due in connection with such amended returns and shall provide detailed supporting calculations to both the Company and to the Director within thirty (30) business days of receipt of drafts of the amended income tax returns from Director. The Accounting Firm’s determinations shall be final and binding on all parties under this Agreement.

(b)	The Director shall promptly notify the Company in writing of any pending or threatened audit or assessment by the Internal Revenue Service (whether commenced subsequent or prior to Director’s filing of any amended tax returns filed under Section 4(a)) that, if successful, would require Payments.

(c)
The Accounting Firm shall determine the amount of any Payments due in connection any audits or assessments under Section 4(b). The Accounting Firm shall provide detailed supporting calculations to both the Company and to the Director within thirty (30) business days of receipt of notice from the Director of a final determination by Internal Revenue Service that additional 409A Taxes are due and with respect to which no appeal will be taken.

(d)
The Company’s obligation to make Payments under this Agreement shall terminate upon Director’s failure to comply with the procedures set forth in this Section 4. The Company shall pay all fees and expenses of the Accounting Firm.

Signed as a Massachusetts instrument under seal as of the Effective Date:

INDEPENDENT BANK CORP.	DIRECTOR

Edward H. Seksay	Director
Its duly authorized representative